Exhibit 99

News

For more information, contact:
Brenda Williams (203) 846-6636

ANHEUSER-BUSCH COS. REPORTS INCREASED SALES AND EARNINGS
FOR THE FOURTH QUARTER AND FULL YEAR 2007

ST. LOUIS, Jan. 31, 2008 – Anheuser-Busch Cos. Inc. today reported that fourth quarter 2007 net sales increased 7.9 percent and diluted earnings per share increased 16 percent.  For the full year 2007, net sales increased 6.2 percent and diluted earnings per share (excluding normalization items in both years) improved 10.3 percent. 1/

“Anheuser-Busch achieved significant results in 2007,” said August A. Busch IV, president and chief executive officer of the company. “We achieved strong earnings growth and broadened our beer portfolio to enhance our participation in the high-end segment.  Our revenue per barrel performance was solid and we managed cost pressures effectively.  International beer profits for the year for both our operations and those of our equity partners increased significantly and our packaging and entertainment segments contributed strong earnings growth.  We also achieved significant increases in operating cash flow, return on capital and cash returned to shareholders.”

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BEER SALES RESULTS

The company’s reported beer volume for the fourth quarter and full year 2007 is summarized in the following table:

Reported Beer Volume (millions of barrels) for Periods Ended December 31
	Fourth Quarter			Full Year
		Versus 2006			Versus 2006
	2007	Barrels	%	2007	Barrels	%
U.S.	23.1	Up 0.8	Up 3.4%	104.4	Up 2.1	Up 2.0%
International	5.8	Up 0.2	Up 4.7%	24.0	Up 1.3	Up 5.8%
Worldwide A-B Brands	28.9	Up 1.0	Up 3.7%	128.4	Up 3.4	Up 2.7%
Equity Partner Brands	7.6	Up .02	Up 0.2%	33.2	Up 1.5	Up 4.9%
Total Brands	36.5	Up 1.0	Up 2.9%	161.6	Up 4.9	Up 3.2%

U.S. beer shipments-to-wholesalers increased 3.4 percent for the fourth quarter, while sales-to-retailers increased 1.3 percent, on a selling day adjusted basis.  Import brands contributed 230 basis points of growth to shipments and 180 basis points to wholesaler sales-to-retailers.

For the full year 2007, shipments-to-wholesalers increased 2 percent, and sales-to-retailers increased 1.3 percent with acquired and import brands contributing 170 basis points of growth to shipments and 160 points to sales-to-retailers.  Wholesaler inventories for Anheuser-Busch produced brands at the end of the year were approximately the same as year-end 2006.

U.S. beer industry volume growth was strong in 2007 for the second year in a row, up approximately 1.4 percent.  The company’s estimated U.S. beer market share for 2007 was 48.5 percent compared to prior year market share of 48.2 percent.  Market share is based on estimated U.S. beer industry shipment volume using information provided by the Beer Institute and the U.S. Department of Commerce.

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International volume, consisting of Anheuser-Busch brands produced overseas by company-owned breweries and under license and contract brewing agreements, plus exports from the company’s U.S. breweries, increased 4.7 percent for the fourth quarter and 5.8 percent for the full year 2007.  These increases are primarily due to increased volume in China, Canada and Mexico, partially offset by lower volume in the United Kingdom.

Worldwide Anheuser-Busch brands volume, comprised of domestic volume and international volume, increased 3.7 percent for the fourth quarter and 2.7 percent for the full year to 29 million and 128 million barrels, respectively.

Equity partner brands volume (representing the company’s share of its equity partners’ volume on a one-month lag basis) was essentially level for the fourth quarter on increased Tsingtao volume offset by lower Modelo export volume. For the full year, equity partner volume was up 4.9 percent due to Tsingtao and Modelo volume growth.

Total brands volume, which combines worldwide Anheuser-Busch brand volume with equity partner volume was 37 million barrels in the fourth quarter 2007, up 1 million barrels, or 2.9 percent. Total brands volume was up 3.2 percent, to 162 million barrels for the full year 2007.

FOURTH QUARTER 2007 FINANCIAL RESULTS

Key operating results and a discussion of financial highlights for the fourth quarter 2007 versus 2006 follow.

	($ in millions, except per share)
	Fourth Quarter		2007 versus 2006
	2007	2006	$	%
Gross Sales	$4,220	$3,931	Up $289	Up 7.3%
Net Sales	$3,694	$3,425	Up $269	Up 7.9%
Income Before Income Taxes	$158	$105	Up $53	Up 50.8%
Equity Income	$123	$140	Dn $17	Dn 11.8%
Net Income	$214	$191	Up $23	Up 12.3%
Diluted Earnings per Share	$.29	$.25	Up $.04	Up 16.0%

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•
Net sales increased 8 percent driven by sales increases from all operating segments. U.S. beer segment sales increased 8 percent due primarily to 3.4 percent higher beer sales volume, and a 3.7 percent increase in revenue per barrel 2/ resulting from price increases earlier in the year and favorable brand mix.  International beer sales were up 11 percent primarily due to volume increases in China, Canada and Mexico, packaging segment sales grew 1 percent due to increased can manufacturing revenues, and entertainment revenues increased 7 percent primarily due to higher attendance and increased ticket pricing.

•	Income before income taxes grew $53 million, or 51 percent versus prior year due to higher profits in each of the company’s operating segments, partially offset by higher interest expense.

Pretax profits for U.S. beer increased 10 percent, or $37 million due to increased revenue per barrel and higher beer sales volume, partially offset by higher production costs and increased marketing spending.

International beer pretax income was up $12 million compared with prior year.  Increased earnings from Canada and Mexico plus profit improvement in the United Kingdom were partially offset by lower results in China and Ireland.

Packaging segment pretax income was up $4 million primarily due to higher recycling profits.

Entertainment segment pretax income improved $8 million, primarily due to higher attendance and increased ticket pricing.

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•	Equity income decreased $17 million, or 12 percent reflecting reduced Grupo Modelo export volume and increased production costs, partially offset by benefits from Modelo’s Crown import joint venture.

•	Fourth quarter net income increased 12 percent and diluted earnings per share increased 16 percent, to $.29.

FULL YEAR 2007 FINANCIAL RESULTS

Key operating results and a discussion of financial highlights for the full year 2007 vs. 2006 follow.

	($ in millions, except per share)
	Full year		2007 versus 2006
	2007	2006	$	%
Gross Sales	$18,989	$17,958	Up $1,031	Up 5.7%
Net Sales	$16,686	$15,717	Up $969	Up 6.2%
Income Before Income Taxes	$2,423	$2,277	Up $146	Up 6.4%
Equity Income	$662	$589	Up $73	Up 12.5%
Net Income	$2,115	$1,965	Up $150	Up 7.6%
Diluted Earnings per Share	$2.79	$2.53	Up $.26	Up 10.3%

•
Net sales increased 6 percent due to contributions from all of the company’s operating segments. U.S. beer net sales increased 6 percent due primarily to 3 percent higher revenue per barrel and 2 percent higher shipment volume.  International beer segment net sales grew 10 percent primarily due to sales volume increases, packaging segment sales increased 2 percent on higher can manufacturing and recycling revenues and entertainment sales increased 8 percent from increased attendance, ticket pricing and in-park spending.

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•
In the third quarter 2007, the company sold certain beer distribution rights in southern California and recognized a pretax gain of $26.5 million, which is reported as a separate line item in the company’s income statement.  For business segment reporting, the gain is included in U.S. beer operations. Additionally, reported income before income taxes for 2007 includes a $16 million pretax gain related to the second quarter sale of the company’s remaining interest in its Spanish theme park investment. This gain is reported as a corporate item for segment reporting purposes.  Excluding these normalization items to better portray underlying results, income before income taxes increased 4.5 percent 1/ due to higher profits in each of the company’s operating segments, partially offset by higher interest expense.  On a reported basis, pretax income grew $146 million, or 6 percent versus prior year.

Income before income taxes for U.S. beer, excluding the distribution rights gain, 3/ was up 2 percent, or $48 million versus prior year due to increased beer volume and higher revenue per barrel, partially offset by higher production costs and increased marketing spending.

International beer pretax income increased $17 million due primarily to increased profits in China, Canada and Mexico, partially offset by lower results in the United Kingdom.

Packaging segment pretax income increased $31 million on improved performance for all packaging businesses, led by higher can manufacturing and recycling profits.

Entertainment segment pretax results improved $30 million on increased attendance, ticket pricing and in-park spending.

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•
Equity income increased $73 million, or 12.5 percent due to Grupo Modelo volume increases, benefits from Modelo’s Crown import joint venture and from the return of advertising funds that were part of prior import contracts.  Equity income includes a $16 million charge by Modelo for restructuring related to its domestic distribution system and C-store closings. Excluding the restructuring charge, equity income would have increased $89 million, or 15 percent, 1/ versus 2006.

•
Comparisons of net income and diluted earnings per share for the full year are impacted by the normalization items discussed previously, as well as a $7.8 million deferred income tax provision benefit recognized in 2006 due to tax reform legislation in Texas. Excluding all normalization items from both years, net income and diluted earnings per share increased 7.5 percent and 10.3 percent, respectively.1/ On a reported basis, net income increased 7.6 percent and diluted earnings per share were up 10.3 percent, to $2.79.  Diluted earnings per share benefited from the company’s repurchase of over 53 million shares during the full year 2007.

Other Matters

Anheuser-Busch will conduct a conference call with investors to discuss results for the fourth quarter and full year at 3:00 p.m. Central Time today.  The company will broadcast the conference call live via the Internet.  For details visit the company’s site on the Internet at www.anheuser-busch.com.

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Notes

1.  Reconciliation of Comparative Full Year Results

($ in millions, except per share)	Income Before Income Taxes	Provision for Income Taxes	Equity Income	Net Income	Diluted Earnings Per Share	Effective Tax Rate

2007
Reported	$2,422.7	$(969.8)	$662.4	$2,115.3	$2.79	40.0%
Gain on Sale of Spanish Theme Park	(16.0)	6.1	--	(9.9)	(.01)
Gain on Sale of Distribution Rights	(26.5)	10.2	--	(16.3)	(.02)
Modelo Restructuring	--	--	16.0	16.0	.02
Excluding Normalization items	$2,380.2	$(953.5)	$678.4	$2,105.1	$2.78	40.1%

2006
Reported	$2,276.9	$(900.5)	$588.8	$1,965.2	$2.53	39.5%
Texas Income Tax Legislation Benefit	--	(7.8)	--	(7.8)	(.01)
Excluding One-Time Item	$2,276.9	$(908.3)	$588.8	$1,957.4	$2.52	39.9%

Percentage Change – 2007 vs. 2006
Reported	6.4%		12.5%	7.6%	10.3%	50 pts
Excluding Normalization items	4.5%		15.2%	7.5%	10.3%	20 pts

2.
Domestic revenue per barrel is calculated as net sales generated by the company’s U.S. beer operations on barrels of beer sold, determined on a U.S. GAAP basis, divided by the volume of beer shipped to U.S. wholesalers.

3.	U.S. Beer Income Before Income Taxes
		Full Year
	2007
	Reported	$2,784.0
	Gain on Sale of Distribution Rights	(26.5)
	Excluding Gain	$2,757.5

	2006
	Reported	$2,709.2

	Percentage Change – 2007 vs. 2006
	Reported	2.8%
	Excluding Gain	1.8%

4.	International Beer Net Income
		Full Year
	2007
	Reported	$717.9
	Modelo Restructuring	16.0
	Excluding Restructuring	$733.9

	2006
	Reported	$633.0

	Percentage Change – 2007 vs. 2006
	Reported	13.4%
	Excluding Restructuring	15.9%

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This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the distribution for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company's suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company, its international beer business or its international equity partners operate; future acquisitions or divestitures by the company, including effects on its credit rating; changes resulting from transactions among the company’s global or domestic competitors; and the effect of stock market conditions on the company’s share repurchase program.  Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements.  Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.

Anheuser-Busch Companies, Inc.
Comparative Consolidated Statement of Earnings (Unaudited)

(In Millions, Except Per Share)

	Fourth Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Gross sales	$4,219.5	$3,931.0	$18,988.7	$17,957.8
Excise taxes	(525.3)	(506.2)	(2,303.0)	(2,240.7)
Net Sales	3,694.2	3,424.8	16,685.7	15,717.1
Cost of sales	(2,635.0)	(2,442.0)	(10,836.1)	(10,165.0)
Marketing, distribution and administrative expenses	(782.8)	(764.3)	(2,982.1)	(2,832.5)
Gain on sale of distribution rights	--	--	26.5	--
Operating income	276.4	218.5	2,894.0	2,719.6
Interest expense	(125.4)	(109.7)	(484.4)	(451.3)
Interest capitalized	5.2	4.2	17.4	17.6
Interest income	1.2	0.4	3.9	1.8
Other income/(expense), net	0.7	(8.6)	(8.2)	(10.8)
Income before income taxes	158.1	104.8	2,422.7	2,276.9
Provision for income taxes	(67.1)	(53.6)	(969.8)	(900.5)
Equity income, net of tax	123.1	139.5	662.4	588.8
Net income	$214.1	$190.7	$2,115.3	$1,965.2

Basic earnings per share	$.29	$.25	$2.83	$2.55
Diluted earnings per share	$.29	$.25	$2.79	$2.53

Weighted Average Shares Outstanding
Basic	728.1	767.2	746.3	770.6
Diluted	736.9	773.7	757.1	777.0

Anheuser-Busch Companies, Inc.
Business Segments (Unaudited)
Fourth Quarter Ended December 31
(In Millions)

	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated
2007
Gross Sales	$3,136.1	349.2	584.8	207.6	(58.2)	$4,219.5
Net Sales:
- Intersegment	$0.7	--	193.3	--	(194.0)	$--
- External	$2,680.5	278.8	391.5	207.6	135.8	$3,694.2
Income Before Income Taxes	$411.7	13.4	25.7	(7.7)	(285.0)	$158.1
Equity Income /(Loss)	$(1.1)	124.2	--	--	--	$123.1
Net Income	$254.2	132.5	15.9	(4.7)	(183.8)	$214.1

2006
Gross Sales	$2,913.8	319.5	576.4	194.0	(72.7)	$3,931.0
Net Sales:
- Intersegment	$0.6	--	186.8	--	(187.4)	$ --
- External	$2,474.9	251.6	389.6	194.0	114.7	$3,424.8
Income Before Income Taxes	$375.1	1.3	22.1	(15.4)	(278.3)	$104.8
Equity Income	$0.3	139.2	--	--	--	$139.5
Net Income	$232.9	140.1	13.7	(9.6)	(186.4)	$190.7

In 2007, the company changed reporting responsibility for certain administrative and technology support costs from Corporate to the U.S. beer segment. 2006 segment results have been updated to conform to this reporting convention.

Anheuser-Busch Companies, Inc.
Business Segments (Unaudited)
Full Year Ended December 31
(In Millions)

	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated
2007
Gross Sales	$14,158.7	1,351.7	2,632.8	1,272.7	(427.2)	$18,988.7
Net Sales:
- Intersegment	$3.2	0.6	931.9	--	(935.7)	$--
- External	$12,106.1	1,097.5	1,700.9	1,272.7	508.5	$16,685.7
Income Before Income Taxes	$2,784.0	93.3	175.8	262.7	(893.1)	$2,422.7
Equity Income	$2.3	660.1	--	--	--	$662.4
Net Income	$1,728.4	717.9	109.0	162.9	(602.9)	$2,115.3

2006
Gross Sales	$13,394.2	1,235.6	2,562.3	1,178.5	(412.8)	$17,957.8
Net Sales:
- Intersegment	$2.8	--	896.4	--	(899.2)	$ --
- External	$11,388.2	998.2	1,665.9	1,178.5	486.3	$15,717.1
Income Before Income Taxes	$2,709.2	76.7	145.0	232.8	(886.8)	$2,276.9
Equity Income	$3.4	585.4	--	--	--	$588.8
Net Income	$1,683.1	633.0	89.9	144.3	(585.1)	$1,965.2

In 2007, the company changed reporting responsibility for certain administrative and technology support costs from Corporate to the U.S. beer segment. 2006 segment results have been updated to conform to this reporting convention.

Anheuser-Busch Companies, Inc.
Consolidated Balance Sheet (Unaudited)

(In Millions)

	December 31,	December 31,
	2007	2006
Assets
Current Assets:
Cash	$283.2	$219.2
Accounts receivable	805.2	720.2
Inventories	723.5	694.9
Other current assets	212.6	195.2
Total current assets	2,024.5	1,829.5
Investments in affiliated companies	4,019.5	3,680.3
Plant and equipment, net	8,833.5	8,916.1
Intangible assets, including goodwill of $1,134.6 and $1,077.8	1,547.9	1,367.2
Other assets	729.6	584.1
Total Assets	$17,155.0	$16,377.2

Liabilities and Shareholders Equity
Current Liabilities:
Accounts payable	$1,464.5	$1,426.3
Accrued salaries, wages and benefits	374.3	342.8
Accrued taxes	106.2	133.9
Accrued interest	136.4	124.2
Other current liabilities	222.4	218.9
Total current liabilities	2,303.8	2,246.1
Retirement benefits	1,002.5	1,191.5
Debt	9,140.3	7,653.5
Deferred income taxes	1,314.6	1,194.5
Other long-term liabilities	242.2	152.9
Shareholders Equity:
Common stock	1,482.5	1,473.7
Capital in excess of par value	3,382.1	2,962.5
Retained earnings	17,923.9	16,741.0
Treasury stock, at cost	(18,714.7)	(16,007.7)
Accumulated nonowner changes in equity	(922.2)	(1,230.8)
Total Shareholders Equity	3,151.6	3,938.7
Commitments and contingencies	--	--
Total Liabilities and Shareholders Equity	$17,155.0	$16,377.2

Anheuser-Busch Companies, Inc.
 Consolidated Statement of Cash Flows (Unaudited)

(In Millions)

	Year Ended December 31,
	2007	2006
Cash flow from operating activities:
Net income	$2,115.3	$1,965.2
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	996.2	988.7
Decrease in deferred income taxes	(65.9)	(45.8)
Stock-based compensation expense	135.9	122.9
Undistributed earnings of affiliated companies	(249.1)	(341.8)
Gain on sale of business	(42.5)	-
Other, net	73.2	(168.6)
Operating cash flow before the change in working capital	2,963.1	2,520.6
(Increase)/Decrease in working capital	(23.5)	188.8
Cash provided by operating activities	2,939.6	2,709.4

Cash flow from investing activities:
Capital expenditures	(870.0)	(812.5)
Acquisitions	(155.7)	(101.0)
Proceeds from sale of business	41.6	-
Cash used for investing activities	(984.1)	(913.5)

Cash flow from financing activities:
Increase in debt	1,708.2	334.8
Decrease in debt	(265.0)	(663.3)
Dividends paid to shareholders	(932.4)	(871.6)
Acquisition of treasury stock	(2,707.1)	(745.9)
Shares issued under stock plans	304.8	143.5
Cash used for financing activities	(1,891.5)	(1,802.5)
Net increase/(decrease) in cash during the period	64.0	(6.6)
Cash, beginning of period	219.2	225.8
Cash, end of period	$283.2	$219.2